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                                    Exhibit B

              AMENDMENT TO THE BY-LAWS ADOPTED BY THE DIRECTORS OF
            NORTHWESTERN MUTUAL SERIES FUND, INC. ON FEBRUARY 7, 2002

         RESOLVED, that the third sentence of subsection 8.12 of the By-Laws of the corporation is hereby amended to read as follows, effective February 7, 2002:

2.01.  Objectives of the T. Rowe Price Small Cap Value Portfolio


       Normally, the Portfolio will invest at least 80% of its total assets in companies with a market capitalization of $1 billion or less.